Exhibit 99.1

NEWS RELEASE

Contact:	Cynthia Skoglund Manager, Investor Relations	(714) 773-7620

Beckman Coulter Announces Second Quarter 2008 Results

Revenue Increases 15.7%

ORANGE COUNTY, California, July 25, 2008 – Beckman Coulter, Inc. (NYSE:BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today second quarter and first half ended June 30, 2008 results. Total revenue of $798.3 million increased 15.7% over second quarter 2007. In constant currency, revenue was up 11.2%. Net earnings were $47.8 million, or $0.74 per fully diluted share. Adjusted net earnings increased 20.1% to $57.4 million, or $0.89 per fully diluted share.

	Three Months Ended June 30			Six Months Ended June 30
	2008	2007	% Chg	2008	2007	% Chg
Reported Results
(in millions, except amounts per share)
Revenue	$798.3	$689.7	15.7%	$1,528.8	$1,303.3	17.3%
Operating Income	$74.0	$73.0	1.4%	$142.3	$130.3	9.2%
Diluted Earnings per Share	$0.74	$1.09	(32.1%)	$1.41	$1.67	(15.6%)
Adjusted Results
Operating Income	$90.7	$78.2	16.0%	$160.7	$142.4	12.9%
Diluted Earnings per Share	$0.89	$0.75	18.7%	$1.57	$1.40	12.1%

See “Non-GAAP Financial Measures,” where the impacts of certain items on reported results are discussed.

Scott Garrett, chairman, president and chief executive officer, said, “Strong revenue growth continued in the second quarter, led by remarkable gains in Clinical Diagnostics. Our first half trends and momentum maintain our confidence that near and long-term goals are achievable. The Clinical Diagnostics’ growth includes substantial cash instrument sales and sustained double-digit recurring revenue increases. Recurring revenue is the foundation for predictable progress in earnings and cash flow. Strength within Clinical Diagnostics was broad-based. Growth at two to three times the market rate in each of Chemistry, Immunoassay and Cellular Analysis product areas signals the continued strength of our position and the building momentum of our unmatched product offering.”

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Beckman Coulter	Page 2 of 19

Recurring revenue comprised of supplies, test kits, service, royalty revenue and operating-type lease payments, continued its steady performance increasing more than 13%. Clinical Diagnostics’ recurring revenue increased 14.1% over prior year quarter, led by Access-family Immunoassay growth of more than 20%. Total company cash instrument sales increased 25%; continued strength in emerging markets, sales in Chemistry and Clinical Automation and a reduction of the Cellular Analysis backlog were the big contributors to cash instrument sales growth.

On a geographic basis, second quarter revenue in the United States increased 8.2%. In constant currency, International revenue grew 14.5%, driven by an increase of more than 30% in China and strength in other emerging markets.

Garrett said, “We continued to make great progress in the second quarter extending our installed base and emerging markets’ position with placements of new systems. Accelerated penetration of Clinical Lab Automation also contributed to the rapid growth of cash instrument sales. While expansion of our installed base, particularly outside the U.S., is unfavorable in the short-term from a mix and gross margin perspective, the associated recurring revenue in future periods positions the company for reliable and sustainable revenue and earnings growth. Within the quarter, rising transportation costs and adverse mix were effectively absorbed to deliver on our earnings objectives.”

Despite these challenges, gross profit margin improved 30 basis points to 46.2% versus second quarter 2007. Operating income was $74 million. On an adjusted basis, operating income was $90.7 million, a 16% increase over comparable second quarter 2007 results. Significant adjustments to 2008 operating expense included restructuring charges related to supply chain site consolidations and the previously announced $12 million charge associated with licensing Hepatitis C intellectual property for molecular diagnostics.

Non-operating expense was $8.7 million versus non-operating income of $29.8 million in the prior year period. Prior year included a $40.6 million gain from the break-up fee associated with the termination of the Biosite acquisition agreement, and 2008 included a $1.2 million gain on the sale of vacant land in Miami. Excluding these items from both periods, second quarter 2008 non-operating expense was about flat with the prior year. Net earnings were $47.8 million or $0.74 per fully diluted share. Adjusted net earnings increased 20.1% to $57.4 million, or $0.89 per fully diluted share. In total, the flow cytometry acquisition reduced earnings per share by approximately $0.02 in the quarter.

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Beckman Coulter	Page 3 of 19

Recent Developments

•	Declared a $0.17 per share quarterly cash dividend payable on August 15, 2008 to all stockholders of record on August 1, 2008, representing the company’s 77th consecutive, quarterly dividend payout.

•	Re-purchased in the second quarter approximately one million shares of Beckman Coulter stock at an average price of $68.71 per share.

•

Announced the release of the AutoMate™ 600 Sample Processor, the latest member of our family of market leading Clinical Lab Automation products, a fully automated system designed to streamline pre- and post-analytical sample handling processes for mid- to high-volume laboratories.

•

Entered into an agreement with Siemens Healthcare Diagnostics for sublicense of certain U.S. rights relating to testing for the hepatitis C virus (HCV). Under the agreement, Beckman Coulter can develop, manufacture and sell a quantitative viral load HCV blood test for use on the company’s molecular diagnostics instrument, which is in development.

First Half Summary

For the first six months of 2008, revenue increased 17.3%, with the recently acquired flow cytometry products contributing 1% to this growth. Revenue growth was 12.8% in constant currency, versus first half 2007. Year-to-date recurring revenue was up 13.1%, or 8.5% in constant currency. Year-to-date gross margin, impacted by mix reflecting high growth levels in cash instrument and international sales, decreased 100 basis points to 46.1% compared to the first six months of 2007. Adjusting for special items, operating income increased by 12.9% to $160.7 million.

Adjusted operating margin decreased 40 basis points due to $5.7 million of dilution for the flow cytometry acquisition and a payment of $4.6 million related to currency swap agreements embedded in the company’s facility leases. On an adjusted basis, net earnings increased by 13.7% and adjusted net earnings per fully diluted share increased 12.1% over the same period 2007. In the first six months, EBITDA (on an adjusted basis) increased nearly 16%, from $244 to $283 million.

Full Year Outlook

Garrett continued, “I am pleased that first half operating income grew almost 13% despite pressures from transportation costs and incremental costs associated with the currency swap extension and dilution from the flow cytometry acquisition. Revenue across all major diagnostics product areas was up considerably. Strong growth in diagnostics recurring revenue signals the productivity of recent additions to our installed base.

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Beckman Coulter	Page 4 of 19

“Cash instrument sales growth, ahead of expectations in the first half, has led us to adjust our revenue and operating margin outlook for the year. Assuming stable currency, full year revenue growth should be in the range of 12% to 14%. We expect 2008 adjusted operating margin to be approximately 12%. The outlook for adjusted non-operating expense for the full year should be about $48 million. Adjusted pretax profit growth should be 12% to 15%, with a tax rate of approximately 29%. Consequently, our adjusted EPS outlook remains at $3.55 and $3.65 based on a share count of about 64.5 million. Adjusted EBITDA for the full year 2008 should be $610 to $630 million. Capital expenditures are expected to be $290 to $310 million, and depreciation and amortization should be between $240 and $260 million.

“As we look to the second half of 2008, we anticipate that the above market growth in Cellular Analysis will moderate due to the first half resolution of the backlog affecting Hematology and Flow Cytometry instrumentation. Further, growth in Life Sciences is expected to return to low single digits. These anticipated trends should contribute to a lower growth rate for the second half and a less instrument-intensive mix. Strong growth in Immunoassay as well as Chemistry and Clinical Automation should continue as new product introductions, such as the AutoMate 600 Sample Processor and three additional work cells, support positive momentum. Strong growth of total and recurring revenue along with the benefits of our lean six sigma program should enable us to meet our EPS objectives while funding investment in important high potential growth areas, such as molecular diagnostics, work cells, next generation cellular systems, new tests, technologies and emerging markets,” Garrett concluded.

Investor Conference Call

As previously announced, there will be a conference call today, Friday, July 25, 2008 at 8:30 am ET to discuss the second quarter ended June 30, 2008 results. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”. The webcast will be archived on both websites for future on-demand replay through Friday, August 15, 2008.

About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of supplies, test kits, service and operating-type lease payments, represent more than 78% of the company’s 2007 revenue of $2.76 billion. For more information, visit www.beckmancoulter.com.

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Beckman Coulter	Page 5 of 19

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include without limitation information regarding the company’s expectations, goals or intentions regarding the future, including without limitation statements regarding the company’s anticipated recurring revenue growth (and that such growth will support future growth and earnings goals), expectations on earnings growth (and that such growth will be in line with the Company’s objectives), potential or planned investment in future growth vehicles, the full year outlook for the Company’s tax rate, earnings and per share objectives, instrument placements relative to the Company’s future growth potential, hardware mix, growth in the Life Sciences, Immunoassay, Chemistry, and Clinical Automation product areas, the company’s expectations on expanding its installed base, and statements under the heading “Full Year Outlook,” including expectations for revenue growth, operating margin, non-operating expense, pretax profit growth, tax rate, earnings per diluted share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), capital expenditures, and depreciation and amortization. The outlook provided is based on fiscal year ended 2007 and the three and six months ended June 30, 2008 adjusted results and does not include special items that have or may occur in 2008.

This press release contains the Company’s unaudited financial results for the three and six months ended June 30, 2008. These results may change as a result of further review by the Company’s independent accountants and management. The completion of the review of our financial statements could result in additional changes to our financial results and could result in the identification of issues relating to the effectiveness of our internal control over financial reporting. Final second quarter results will be provided in the Company’s quarterly report to the SEC on Form 10-Q.

Forward-looking statements included in this press release involve certain risks and uncertainties and are based on management’s current expectations, estimates, forecasts and projections about the Company and are subject to risks and uncertainties, some of which may be beyond the company’s control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to market demand for the Company’s new and existing products and its ability to increase revenues; the Company’s ability to maintain operating expenses within anticipated levels; the Company’s ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; the Company’s ability to attract and retain qualified personnel; successful development and introduction of new products; the Company’s ability to successfully integrate acquired businesses and realize the anticipated benefits from such acquisitions; pricing pressures and other competitive factors; industry consolidation; order and shipment uncertainty; changes in customers’ inventory levels and inventory management practices; product defects; intellectual property infringement claims by others and the ability to protect the company’s intellectual property; competition; litigation; financial community and rating agency perceptions of the Company; changes in laws and regulations, including increased taxes; regulation, economic, credit and capital market conditions; and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed in Part I, Item 1A (Risk Factors) of the Company’s report to the SEC on Form 10-K filed with the SEC on February 29, 2008. Forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update these disclosures except as may be required by the federal securities laws.

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Beckman Coulter	Page 6 of 19

Changes in Presentation

In connection with the preparation of the Consolidated Financial Statements for the year ended December 31, 2007, management determined that the amounts previously reported on our Condensed Consolidated Statements of Cash Flows for additions to property, plant and equipment, changes in inventories, long-term lease receivables, other and depreciation and amortization expense were incorrect due to inadvertent errors in summarizing these amounts. These immaterial errors resulted in an overstatement of cash flows provided by operating activities, with an equal overstatement of cash flows used in investing activities, but had no effect on our Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Earnings as presented in our Form 10-Q for the quarter and six months ended June 30, 2007. The amounts presented in the Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2007, have been restated to correct these immaterial errors, as set forth in the following table:

	Previously Reported	restated
Depreciation and amortization	$99.9	$95.7
Change in inventories	(28.7)	(33.3)
Change in long-term lease receivables	6.2	4.4
Change in other	(7.9)	(6.4)
Net cash provided by operating activities	197.0	187.9
Additions to property, plant and equipment	(147.5)	(138.4)
Net cash used in investing activities	(158.3)	(149.2)

Change in Accounting for Convertible Debt Securities

In May 2008, the FASB issued FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”).” Under this standard, convertible debt securities that may be settled in cash (or other assets), including partial cash settlement, would be separated into a debt and equity component. This change in methodology, which will become effective for us as of the beginning of 2009, will be applied retrospectively to previously issued convertible debt instruments as well as to new instruments. The adoption of this new accounting rule is estimated to increase our 2008 and 2007 non-cash interest expense by approximately $13 million per year, resulting in a reduction of our diluted earnings per share by approximately $0.13 in 2008 and $0.12 in 2007.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the three and six months ended June 30, 2008 and 2007 and with respect to Outlook for 2008. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate our comparison of our historical results to our competitors. The Company reported the following non-GAAP financial measures: “adjusted operating income,” “adjusted operating margin,” “adjusted net earnings” and related “adjusted diluted earnings per share,” “EBITDA,” “adjusted EBITDA” and “constant currency growth.” The Company also provided its outlook for 2008 for “adjusted operating margin,” “adjusted pretax profit growth,” “adjusted non-operating expense,” “adjusted tax rate” “adjusted earnings per diluted share” and “adjusted EBITDA.” These non-GAAP financial measures are not in accordance with or an alternative for GAAP.

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Beckman Coulter	Page 7 of 19

Adjusted operating income excludes the impact of charges or write-offs associated with acquisitions, restructuring, or relocations in connection with our supply chain improvement initiatives and other operating income and expense items that we do not expect to be recurring. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. Although management expects to incur costs for its supply chain initiatives in 2008 and 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in those periods and believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted operating income to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the Company uses adjusted operating income to evaluate management performance for compensation purposes. A reconciliation of operating income, the GAAP measure most directly comparable to adjusted operating income, is provided on the attached schedule.

Adjusted operating margin is calculated using adjusted operating income, as described above, divided by revenue. Management uses adjusted operating margin in its analysis of operating budgets and forecasts and to measure our performance against those budgets and forecasts, since this measure is reflective of our operating costs on an ongoing basis and excludes transactions or events that may be beyond the control of management or which are unpredictable. Management uses adjusted operating margin when evaluating the performance trends of our company compared to others. A reconciliation of operating margin, the GAAP measure most directly comparable to adjusted operating margin, is provided on the attached schedule.

Adjusted net earnings excludes the impact of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring. Adjusted net earnings also exclude the related incremental tax effect of these items. Adjusted diluted earnings per share exclude the effect of those same items from diluted earnings per share. Reconciliations of net earnings, the GAAP measure most directly comparable to adjusted net earnings, and earnings per share, the GAAP measure most directly comparable to adjusted earnings per share, are provided on the attached schedule.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) is a non-GAAP measure that management believes provides useful supplemental information for management and investors. Adjusted EBITDA is a tool that provides a measure of the adjusted net earnings, as described above, of the business before considering the impact of interest, taxes, depreciation and amortization. We believe adjusted EBITDA provides management with a means to analyze and evaluate the profitability of our business and its ability to generate cash flow before the effect of interest, taxes, depreciation and amortization. A reconciliation of net earnings, the GAAP measure most directly comparable to adjusted EBITDA, is provided on the attached schedule.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe our investors also use this measure to analyze the underlying trends in our international operations.

Our Outlook for 2008 adjusted operating income, adjusted operating margin, adjusted pretax profit growth, adjusted non-operating expense, adjusted tax rate, adjusted net earnings, adjusted net earnings per share and adjusted EBITDA excludes the impact of charges or write-offs associated with acquisitions, restructuring, including relocations in connection with our supply chain improvement initiatives, gains or losses upon sale of assets or businesses and other items that we do not expect to be recurring, because we are unable to forecast such items with reasonable predictability and do not include those items in our operating budgets. Although management expects to incur costs for its supply chain initiatives in 2008 and 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in those periods and believes those costs do not reflect of the ongoing performance of the core business. The Company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to the unknown effect, timing and potential significance of special charges and our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2008, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the company and believes this information is useful to investors to view our operations through the eyes of management.

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Beckman Coulter	Page 8 of 19

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)	Restructuring expenses – In January 2007, as part of our previously announced strategic supply chain management initiative, we announced the closure and relocation of certain manufacturing and distribution sites, mainly in the United States. In connection with these closures and relocations, for the three and six months ended June 30, 2008, we recorded net charges related to severance and other costs of $4.7 million and $5.4 million, respectively. Additionally, the first half of 2008 includes a net gain of $3.5 million related to the sale of buildings and land in Hialeah, Florida. Total supply chain relocations for the three and six months ended June 30, 2007 was $2.8 million and $9.7 million, respectively. Also, during the second quarter of 2007 the Company recorded related asset impairment charges of $0.8 million.

b)	HCV sublicense – During the second quarter of 2008, we entered into an agreement with Siemens Healthcare Diagnostics and recorded an R&D charge of $12 million, for sublicense rights relating to testing for the hepatitis C virus (HCV). Under the agreement, we can develop, manufacture and sell a quantitative viral load HCV blood test for use on our molecular diagnostic instrument, which is in development.

c)	Miami vacant land sale – In 2007, we sold vacant land adjacent to our Miami, Florida facility for $30.0 million, with an additional $1.2 million held in escrow for a portion of the land for which title was in dispute. During the second quarter 2008, we received the remaining amount held in escrow of $1.2 million and recorded a gain on sale in other non-operating income.

d)	Fair market value inventory adjustment – During the first quarter of 2008, in connection with our acquisition of the flow cytometry business of Dako A/S, we recorded a $1.0 million charge related to the fair value of acquired inventory sold in the first quarter.

e)	Rental tax dispute – In 1998, the Company entered into a sale-leaseback transaction with Cardbeck Miami Trust (“Cardbeck”) in connection with the Company’s Miami facility. In May 2005, Cardbeck notified the Company that it had received an assessment from the State of Florida in the amount of $4.4 million for rental tax, interest and penalties related to payments made by the Company to Cardbeck from June 2000 to February 2005. The State of Florida has asserted that this transaction is subject to commercial rental tax in accordance with applicable state laws and requested Cardbeck to pay this assessment. During June 2007 Cardbeck and the Company subsequently entered into a settlement of the assessment under which the Company paid $2.4 million ($1.6 million in sales tax and $0.8 million in interest) which was accrued at June 30, 2007. The Company also has taken steps to obtain a determination that its payments to Cardbeck are not subject to the rental tax.

f)	Biosite break-up fee – On May 17, 2007, the merger agreement to acquire Biosite, Inc. was terminated by Biosite in accordance with its terms. Pursuant to the terms of the agreement, Biosite paid the Company a break up fee of $54 million. The Company recorded a gain of $40.6 million (net of associated expenses of $13.4 million) in other non-operating income during the second quarter 2007.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Product revenue	$680.7	$584.7	$1,299.0	$1,097.1
Service revenue	117.6	105.0	229.8	206.2

Total revenue	798.3	689.7	1,528.8	1,303.3

Cost of goods sold	342.7	292.2	650.9	536.0
Cost of service	86.5	81.1	173.5	153.5

Total cost of sales	429.2	373.3	824.4	689.5

Gross profit	369.1	316.4	704.4	613.8

Operating costs and expenses
Selling, general and administrative	212.7	181.0	416.3	356.4
Research and development	77.7	58.8	140.4	116.6
Restructuring	4.7	2.8	5.4	9.7
Asset impairment charges	—	0.8	—	0.8

Total operating costs and expenses	295.1	243.4	562.1	483.5

Operating income	74.0	73.0	142.3	130.3

Non-operating (income) expense
Interest income	(3.6)	(3.2)	(6.2)	(7.8)
Interest expense	12.2	14.3	21.2	26.7
Other, net	0.1	(40.9)	5.3	(38.7)

Total non-operating expense (income)	8.7	(29.8)	20.3	(19.8)

Earnings before income taxes	65.3	102.8	122.0	150.1
Income taxes	17.5	33.4	31.3	43.6

Net earnings	$47.8	$69.4	$90.7	$106.5

Basic earnings per share	$0.76	$1.11	$1.44	$1.71

Diluted earnings per share	$0.74	$1.09	$1.41	$1.67

Weighted average number of shares outstanding (in thousands)
Basic	62,969	62,389	63,005	62,120
Diluted	64,397	63,838	64,435	63,603

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	June 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$69.5	$ 83.0
Trade and other receivables, net	754.6	726.5
Inventories	586.7	523.9
Deferred income taxes	74.8	79.2
Prepaids and other current assets	76.2	75.5

Total current assets	1,561.8	1,488.1

Property, plant and equipment, net	908.4	867.4
Goodwill	705.9	707.4
Other intangible assets, net	411.4	418.4
Other assets	105.9	113.0

Total assets	$3,693.4	$3,594.3

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$231.3	$ 224.8
Accrued expenses	410.2	438.2
Income taxes payable	—	32.0
Notes payable	113.6	89.4
Current maturities of long-term debt	4.2	12.8

Total current liabilities	759.3	797.2

Long-term debt, less current maturities	922.0	888.6
Deferred income taxes	83.3	73.4
Other liabilities	370.0	393.4

Total liabilities	2,134.6	2,152.6

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	6.9	6.8
Additional paid-in capital	542.5	519.3
Retained earnings	1,315.7	1,246.2
Accumulated other comprehensive income (loss)	43.3	(12.8)
Treasury stock, at cost	(349.6)	(317.8)
Common stock held in grantor trust, at cost	(18.9)	(17.8)
Grantor trust liability	18.9	17.8

Total stockholders’ equity	1,558.8	1,441.7

Total liabilities and stockholders’ equity	$3,693.4	$3,594.3

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2008	restated 2007
Cash flows from operating activities
Net earnings	$90.7	$106.5
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	122.4	95.7
Provision for doubtful accounts receivable	4.4	3.3
Share-based compensation expense	18.1	12.4
Gain on sale of building and land	(5.9)	—
Asset impairment charges	—	0.8
U.S. pension trust contributions	(8.2)	(9.3)
Deferred income taxes	5.7	(1.5)
Changes in assets and liabilities
Trade and other receivables	(6.0)	12.7
Inventories	(38.5)	(33.3)
Accounts payable and accrued expenses	(30.5)	22.3
Income taxes payable	(32.2)	(19.7)
Long-term lease receivables	7.3	4.4
Other	5.0	(6.4)

Net cash provided by operating activities	132.3	187.9

Cash flows from investing activities
Additions to property, plant and equipment	(135.2)	(138.4)
Proceeds from sale of building and land	7.4	—
Payments for business acquisitions and technology licenses	(15.3)	(10.8)

Net cash used in investing activities	(143.1)	(149.2)

Cash flows from financing activities
Dividends to stockholders	(21.2)	(20.5)
Proceeds from issuance of stock	38.4	46.0
Repurchase of common stock as treasury stock	(70.9)	(0.5)
Repurchase of common stock held in grantor trust	(1.1)	(0.7)
Excess tax benefits from share-based payment transactions	6.3	12.2
Debt borrowings, net	83.4	8.1
Debt repayments	(41.6)	(96.7)
Debt acquisition costs	—	(0.4)

Net cash used in financing activities	(6.7)	(52.5)

Effect of exchange rates on cash and cash equivalents	4.0	0.6

Change in cash and cash equivalents	(13.5)	(13.2)
Cash and cash equivalents-beginning of period	83.0	75.2

Cash and cash equivalents-end of period	$69.5	$62.0

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BECKMAN COULTER, INC

REVENUE BY SEGMENT

(in millions)

(unaudited)

	Three Months Ended June 30,		Reported Growth %	Constant Currency Growth % *
	2008	2007
Clinical Diagnostics
Chemistry and Clinical Automation	$233.0	$205.0	13.7%	9.4%
Cellular	244.5	208.3	17.4%	13.0%
Immunoassay and Molecular Diagnostics	193.3	159.7	21.0%	16.3%

Total Clinical Diagnostics	670.8	573.0	17.1%	12.6%
Life Sciences	127.5	116.7	9.3%	4.3%

Total revenue	$798.3	$689.7	15.7%	11.2%

	Six Months Ended June 30,		Reported Growth %	Constant Currency Growth % *
	2008	2007
Clinical Diagnostics
Chemistry and Clinical Automation	$448.6	$389.0	15.3%	11.0%
Cellular	476.0	402.7	18.2%	13.8%
Immunoassay and Molecular Diagnostics	366.2	301.6	21.4%	16.8%

Total Clinical Diagnostics	1,290.8	1,093.3	18.1%	13.7%
Life Sciences	238.0	210.1	13.3%	8.1%

Total revenue	$1,528.8	$1,303.3	17.3%	12.8%

Note: Amounts may not foot due to rounding.

*	Constant currency growth as presented herein represents:

Current period constant currency revenue less prior year reported revenue

Prior year reported revenue

Clinical Diagnostics

Chemistry and Clinical Automation includes:

•	Autochemistry

•	Protein and rapid test products

•	Clinical Automation

Cellular includes:

•	Hematology

•	Coagulation

•	Flow cytometry and related products

Immunoassay and Molecular Diagnositcs includes:

•	All immunoassay products

•	Molecular diagnostics products

Life Sciences

Life Sciences includes:

•	Life science tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)

•	Industrial particle characterization

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BECKMAN COULTER, INC

REVENUE BY SEGMENT

(in millions)

(unaudited)

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	YTD
Clinical Diagnostics
Chemistry and Clinical Automation	$183.9	$205.0	$196.5	$229.9	$815.3
Cellular	194.4	208.3	203.0	235.2	840.9
Immunoassay and Molecular Diagnostics	141.9	159.7	159.6	165.9	627.1

Total Clinical Diagnostics	520.2	573.0	559.1	631.0	2,283.3

Life Sciences	93.4	116.7	109.9	158.0	478.0

Total revenue	$613.6	$689.7	$669.0	$789.0	$2,761.3

	2006
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	YTD
Clinical Diagnostics
Chemistry and Clinical Automation	$163.9	$175.3	$180.9	$196.1	$716.2
Cellular	184.0	196.6	202.8	223.0	806.4
Immunoassay and Molecular Diagnostics	119.4	131.2	127.4	140.4	518.4

Total Clinical Diagnostics	467.3	503.1	511.1	559.5	2,041.0

Life Sciences	101.7	113.2	120.1	152.5	487.5

Total revenue	$569.0	$616.3	$631.2	$712.0	$2,528.5

Note: Amounts may not foot due to rounding.

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BECKMAN COULTER, INC

REVENUE BY GEOGRAPHY

(in millions)

(unaudited)

	Three Months Ended June 30,
	2008	2007	Reported Growth %	Constant Currency Growth %
Revenue by geography:

United States	$389.7	$360.1	8.2%	8.2%
Europe	183.5	150.9	21.6%	9.1%
Emerging Markets*	70.0	55.9	25.2%	21.8%
Asia Pacific	100.9	78.5	28.5%	20.4%
Other**	54.3	44.2	22.8%	13.8%

Total revenue	$798.3	$689.7	15.7%	11.2%

	Six Months Ended June 30,
	2008	2007	Reported Growth %	Constant Currency Growth %
Revenue by geography:

United States	$756.9	$691.9	9.4%	9.4%
Europe	346.5	289.3	19.8%	8.3%
Emerging Markets*	136.3	99.3	37.3%	32.1%
Asia Pacific	184.6	136.6	35.1%	27.0%
Other**	104.6	86.1	21.4%	10.3%

Total revenue	$1,528.8	$1,303.3	17.3%	12.8%

Note: Amounts may not foot due to rounding.

*	Includes Eastern Europe, Russia, Middle East, Africa and India
**	Includes Canada and Latin America

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BECKMAN COULTER, INC

SALES MIX

(in millions)

(unaudited)

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	YTD
Cash instrument sales	$151.2	$179.6			$330.8
Recurring revenue	579.3	618.7			1,198.0

Total revenue	$730.5	$798.3			$1,528.8

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	YTD
Cash instrument sales	$100.3	$143.7	$130.3	$208.5	$582.9
Recurring revenue	513.3	546.0	538.6	580.5	2,178.4

Total revenue	$613.6	$689.7	$669.0	$789.0	$2,761.3

	2006
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	YTD
Cash instrument sales	$116.2	$123.4	$144.4	$197.6	$581.6
Recurring revenue	452.8	492.9	486.8	514.3	1,946.8

Total revenue	$569.0	$616.3	$631.2	$711.9	$2,528.5

Note: Amounts may not foot due to rounding.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING INCOME AND MARGIN TO

ADJUSTED OPERATING INCOME AND MARGIN

(in millions)

(unaudited)

	Three Months Ended June 30,
	2008	2007
GAAP operating income	$74.0	$73.0
Reconciling items*:

Restructuring expenses (a)	4.7	3.6
HCV sublicense (b)	12.0	—
Rental tax dispute (e)	—	1.6

Adjusted operating income	$90.7	$78.2

GAAP operating margin	9.3%	10.6%
Impact of adjustments	2.1%	0.7%

Adjusted operating margin	11.4%	11.3%

	Six Months Ended June 30,
	2008	2007
GAAP operating income	$142.3	$130.3
Reconciling items*:

Restructuring expenses (a)	5.4	10.5
HCV sublicense (b)	12.0	—
Fair market value inventory adjustment (d)	1.0	—
Rental tax dispute (e)	—	1.6

Adjusted operating income	$160.7	$142.4

GAAP operating margin	9.3%	10.0%
Impact of adjustments	1.2%	0.9%

Adjusted operating margin	10.5%	10.9%

*	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

(in millions, except amounts per share)

(unaudited)

	Three Months Ended June 30,
	2008		2007
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$47.8	$0.74	$69.4	$1.09

Reconciling items*:
Restructuring expenses (a)	4.7	0.07	3.6	0.06
HCV sublicense (b)	12.0	0.19	—	—
Miami vacant land sale (c)	(1.2)	(0.02)	—	—
Rental tax dispute (e)	—	—	2.4	0.04
Biosite break-up fee (f)	—	—	(40.6)	(0.64)

Adjustment for income taxes	(5.9)	(0.09)	13.0	0.20

Adjusted net earnings	$57.4	$0.89	$47.8	$0.75

	Six Months Ended June 30,
	2008		2007
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$90.7	$1.41	$106.5	$1.67

Reconciling items*:
Restructuring expenses (a)	5.4	0.08	10.5	0.16
HCV sublicense (b)	12.0	0.18	—	—
Miami vacant land sale (c)	(1.2)	(0.02)	—	—
Rental tax dispute (e)	—	—	2.4	0.04
Fair market value inventory adjustment (d)	1.0	0.02	—	—
Biosite break-up fee (f)	—	—	(40.6)	(0.63)

Adjustment for income taxes	(6.5)	(0.10)	10.4	0.16

Adjusted net earnings	$101.4	$1.57	$89.2	$1.40

*	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED EBITDA

(in millions)

(unaudited)

	Six Months Ended June 30,
	2008	2007
GAAP net earnings	$90.7	$106.5

Income taxes	31.3	43.6
Interest expense	21.2	26.7
Depreciation and amortization	122.4	95.7

EBITDA	265.6	272.5

Reconciling items*:

Restructuring expenses (a)	5.4	10.5
HCV sublicense (b)	12.0	—
Miami vacant land sale (c)	(1.2)	—
Fair market value inventory adjustment (d)	1.0	—
Rental tax dispute (e)	—	1.6
Biosite break-up fee (f)	—	(40.6)

Adjusted EBITDA	$282.8	$244.0

*	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP TAX RATE TO ADJUSTED TAX RATE

(in millions)

(unaudited)

	Three Months Ended June 30,
	2008		2007
GAAP tax rate	26.8%		32.5%

Reconciling items*:

Restructuring expenses (a)	0.7%		0.3%
HCV sublicense(b)	1.7%		—
Miami vacant land sale (c)	(0.2%	)	—
Rental tax dispute (e)	—		0.1%
Biosite break-up fee (f)	—		(3.0%	)

Adjusted tax rate	29.0%		29.9%

	Six Months Ended June 30,
	2008		2007
GAAP tax rate	25.6%		29.0%

Reconciling items*:

Restructuring expenses (a)	0.5%		0.7%
HCV sublicense (b)	1.1%		—
Miami vacant land sale (c)	(0.1%	)	—
Fair market value inventory adjustments (d)	0.1%		—
Rental tax dispute (e)	—		0.1%
Biosite break-up fee (f)	—		(2.7%	)

Adjusted tax rate	27.2%		27.1%

*	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments

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